Exhibit 10.31

ATHENE HOLDING LTD.

RESTRICTED SHARE AWARD AGREEMENT

ATHENE HOLDING LTD., a Bermuda exempted company limited by shares (the “Company”), acting through the Nominating and Governance Committee (the “Committee”) with the consent of the Board, hereby grants to the individual (the “Participant”) named in the award notice delivered with the Participant’s quarterly summary compensation letter (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), a restricted share award (the “Award”) pursuant to the Athene Holding Ltd. 2014 Share Incentive Plan (the “Plan”) upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan or the Shareholders Agreement (as defined below), as the case may be.

Section 1. Award Subject to Acceptance of Agreement.

The Award shall be null and void unless the Participant accepts this Agreement by executing the Award Notice and returning such original execution copy to the Company.

Section 2. The Plan; Shareholders Agreement and Registration Rights Agreements.

The Restricted Shares (as defined below) are issued pursuant to the Plan, and the provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of this Agreement shall control. A copy of the Plan may be obtained from the Company by the Participant upon request. Except as otherwise specifically provided herein, Awards granted by the Company (including those being acquired pursuant to this Agreement) are subject to (x) the terms of the Sixth Amended and Restated Shareholders Agreement, by and among the Company and certain of its securityholders, dated as of April 4, 2014, as it may be further amended from time to time (the “Shareholders Agreement”) and (y) the terms of the Third Amended and Restated Registration Rights Agreement, by and among the Company and certain of its securityholders, dated as of April 4, 2014, as it may be further amended from time to time (the “Registration Rights Agreement”).

Section 3. Grant.

The Participant has been elected or appointed to serve as a member of the Company’s Board of Directors (the “Board”) and has accepted such appointment or election. This Award is being granted to the Participant for the Participant’s period of service set forth in the letter agreement (the “Letter Agreement”) dated August 5, 2014 between the Participant, the Company, Athene Life Re Ltd., Athene Annuity & Life Company of New York and Athene Life Insurance Company of New York (the “Award Period”). Pursuant to Article VII of the Plan, on the terms and subject to the conditions of the Plan and this Agreement, the Company hereby grants to the Participant an Award to receive the number of restricted Class A common shares of the Company set forth in the Award Notice with respect to such Award (the “Restricted Shares”).

The Restricted Shares granted hereunder constitute the restricted share grants to the Participant for service as a member of the Board, as a member of one or more committees of the Board, and, if applicable, as a Chairperson of one or more committees of the Board during the Award Period. Notwithstanding the foregoing, if the Participant has a Termination of Relationship prior to the Grant Date with respect to an Award, no Restricted Shares shall be granted hereunder with respect to such Award. The Participant shall be deemed to have a Termination of Relationship for purposes of the granting of any restricted share grant for service as a member or as the Chairperson of a committee of the Board during the Award Period if the Participant’s service as a member or as the Chairperson, as applicable, of such committee terminates for any reason prior to any such restricted share grant, even if the Participant does not otherwise have a Termination of Relationship.

Section 4. Dividend and Voting Rights.

A Participant who holds Restricted Shares shall not have the rights of a shareholder with respect to such shares, including the right to vote thereon, until such Restricted Shares vest in accordance with Section 5. In the event the Company declares a dividend or other distribution on its Class A shares after the Grant Date with respect to an Award, the Company will only pay such dividend or other distribution with respect to the Restricted Shares when such Restricted Shares vest. If the Participant forfeits any unvested Restricted Shares, the Participant shall also forfeit any payments related to any dividends or other distributions otherwise deliverable in connection with the forfeited Restricted Shares.

Section 5. Vesting.

Subject to the Participant not having a Termination of Relationship prior to the applicable vesting date (except as provided in Sections 5(b) and 5(c)), the Restricted Shares granted hereunder shall become non-forfeitable and the restrictions imposed thereon pursuant to Section 6(a) shall lapse (any Restricted Shares that shall have become non-forfeitable pursuant to this Section 5, the “Vested Shares”) during the period beginning on the date set forth in the Award Notice (the “Vesting Commencement Date”) on the vesting date(s) set forth in the Award Notice (each, a “Vesting Date”), and prior to becoming vested, shall be subject to the restrictions set forth in Section 6.

(a) In the event of the consummation of a Sale of the Company or upon the occurrence of a Change in Control prior to the Participant’s Termination of Relationship, the Restricted Shares granted hereunder which have not theretofore vested or been forfeited shall vest in full and shall become Vested Shares. “Change in Control” means any event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than the Apollo Group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, on a fully-diluted basis, of more than 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests in the Company. For purposes of the definition of Change in Control, “Apollo Group” means (i) Apollo Global Management, LLC (“Apollo”), any investment fund or managed account managed by Apollo, and any of their respective Affiliates (in each case, other than any operating portfolio companies of an Apollo managed fund or the Company or any of the Company’s Subsidiaries), and (ii) any employees of or consultants to the entities described in clause (i).

(b) In the event that the Participant is party to a written services agreement with the Company and/or any of its Subsidiaries, any vesting provisions applicable to the Restricted Shares contained therein are hereby incorporated by reference into this Agreement.

(c) For the avoidance of doubt, any Restricted Shares granted hereunder that are unvested on the date of the Participant’s Termination of Relationship (excluding any Restricted Shares that vest pursuant to Section 5(b)) shall be forfeited to the Company as of such date in accordance with Section 6(a).

Section 6. Restrictions on Transfer.

(a) Restrictions Prior to Vesting: Effect of Termination of Relationship Prior to Vesting. Prior to the time that the Restricted Shares granted hereunder have become Vested Shares pursuant to Section 5, such Restricted Shares, any interest therein or any amount payable in respect thereof shall not be sold or Transferred. Except as expressly provided in Section 4(b) and Section 5(c), if the Participant ceases to be employed by or ceases to provide services to the Company and all of its Subsidiaries, the Participant’s Restricted Shares shall be forfeited to the Company to the extent such shares have not become Vested Shares pursuant to Section 5 as of the date of the Participant’s Termination of Relationship (regardless of the reason for such termination of employment or service, whether with or without cause, voluntarily or involuntarily, or due to death or Disability). Restricted Shares subject to Section 5(c) shall be forfeited on the date or dates such Restricted Shares are no longer eligible to vest pursuant to such provision to the extent that such Restricted Shares do not become Vested Shares prior to such date or dates. Upon the occurrence of any forfeiture of Restricted Shares hereunder, such forfeited Restricted Shares shall be automatically transferred to the Company (without consideration) as of the date of such forfeiture, without any other action by the Participant. The Company may exercise its powers under Section 8(d) hereof and take any other action necessary or advisable to evidence such transfer. The Participant shall deliver any additional documents of transfer that the Company may request to confirm the transfer of such forfeited Restricted Shares to the Company.

(b) Restrictions After Vesting. Upon and after the time that any Restricted Shares have become Vested Shares pursuant to Section 5, such Vested Shares shall not continue to be subject to the restrictions set forth in Section 6(a), but such Vested Shares shall continue to be subject to the other limitations and restrictions set forth herein, in the Plan, in the Shareholders Agreement and in the Registration Rights Agreement.

(c) Transfers Void. Any sale or Transfer, or purported sale or Transfer, of any unvested Restricted Shares acquired pursuant to this Agreement or any interest therein other than to the Company shall be null and void.

(d) Charter Documents. The Certificate of Altered Memorandum of Association of the Company, the Bye-Laws of the Company, the Subscription Agreement, the Shareholders Agreement and the Registration Rights Agreement (collectively, the “Other Agreements”), as any of them may be amended from time to time, may provide for additional restrictions and limitations with respect to the Shares (including additional restrictions and limitations relating to the preference return on common equity of the Company to the shareholders of such equity and on the transfer of Shares). To the extent that the restrictions and limitations are greater than those set forth in the Other Agreements are greater than those set forth in this Agreement, such restrictions and limitations shall apply to the Restricted Shares as well as any Restricted Shares that may have become Vested Shares and are incorporated herein by this reference. The restrictions and limitations set forth in such Other Agreements are not, however, in lieu of, nor shall they in any way reduce or eliminate, any limitation or restriction on the Restricted Shares imposed under the Plan or this Agreement, including Section 6(e) below. In the event of any conflict between the terms of the Other Agreements and the terms of the Plan or this Agreement, the terms contained in the Plan or this Agreement shall be controlling.

(e) Call Rights. Notwithstanding anything herein or in the Other Agreements to the contrary (including Section 3.7 of the Shareholders Agreement), the Participant and the Company agree that the provisions of this Section 6(e) shall apply with respect to the Vested Shares and any shares into which such Vested Shares are exchanged or converted in connection with or prior to any IPO (collectively, the “Subject Shares”).

(i) Within 270 days following a Participant’s Termination of Relationship for any reason, the Company shall have the right (but not the obligation) to repurchase all or any portion of the Subject Shares, and the Participant shall be obligated to sell any such Subject Shares in accordance with this Section 6(e). Any Permitted Transferee that received Subject Shares pursuant to clause (b) of the definition of Permitted Transfer as set forth in the Shareholders Agreement shall be subject to this Section 6(e) as if such Permitted Transferee and the Participant through which such Permitted Transferee received such Subject Shares are one and the same. For the avoidance of doubt, the Company’s repurchase of a portion of the Subject Shares held by the Participant (or Permitted Transferee) shall not preclude the Company from repurchasing additional Subject Shares held by such Participant (or Permitted Transferee) at a later date or dates within the 270-day period described above.

(ii) In the event that the Company wishes to exercise its rights pursuant to this Section 6(e), the Company shall deliver to such Participant (or his or her heirs or representatives), a timely written notice (the “Repurchase Notice”) that sets forth (i) the number of Subject Shares the Company is repurchasing, (ii) an indication of the price to be paid for each such Subject Shares and (iii) the anticipated closing date of such transaction. The Company shall have the right to revoke the Repurchase Notice at any time prior to the consummation of such repurchase.

(iii) Any repurchase of Subject Shares by the Company pursuant to the terms of this Section 6(e) shall be consummated on a date (the “Repurchase Date”) within thirty (30) calendar days following delivery of a Repurchase Notice. Any repurchase of Subject Shares by the Company pursuant to the terms of this Section 6(e) shall be made:

(A) with respect to Subject Shares that are repurchased prior to an IPO, if the Termination of Relationship occurred for any reason other than Cause, in cash at a price per Subject Share equal to the Fair Market Value of a Class A Share as most recently reported to Shareholders by the Company;

(B) with respect to Subject Shares that are repurchased after an IPO, if the Termination of Relationship occurred for any reason other than Cause, in cash at a price per Subject Share equal to the volume weighted average closing trading price on the principal exchange where the Subject Shares are traded during the 60-trading day period immediately preceding the date of the Repurchase Notice; and

(C) with respect to Subject Shares that are repurchased following a Termination of Relationship for Cause (whether before or after an IPO), in cash at a price per Subject Share equal to original per Subject Share Purchase Price paid by the Participant, if any, for such Subject Share.

(iv) The Repurchase Price (defined below) shall be paid in a lump sum cash payment on the Repurchase Date. The Participant (or Permitted Transferee) hereby agrees that upon his or her receipt of such Repurchase Price, the outstanding Subject Shares then owned by such Participant (or Permitted Transferee) that are sold pursuant to this Section 6(e) shall automatically be transferred, sold and assigned to the Company and the Secretary of the Company shall automatically and irrevocably be appointed to transfer such Subject Shares to the Company on the books of the Company with full power of substitution. For purposes of this Section 6(e), the “Repurchase Price” means the price referred to in Sections 6(e)(iii)(A)-(C), as applicable.

(v) The Participant (or Permitted Transferee) agrees to provide customary representations and warranties to the Company, including (A) his or her power, authority and legal capacity to enter into such sale and to transfer valid right, title and interest in such Subject Shares; (B) his or her ownership of such Subject Shares and the absence of any liens, pledges, and other encumbrances on such Subject Shares; and (C) the absence of any violation, default, or acceleration of any agreement or instrument pursuant to which such Participant (or Permitted Transferee) or the assets of such Participant (or Permitted Transferee) are bound as the result of such sale.

(vi) If the Participant (or Permitted Transferee) holds Subject Shares which the Company wishes to repurchase in accordance with this Section 6(e), the Participant (or Permitted Transferee) shall be entitled to payment in accordance with this Section 6(e), but shall no longer be entitled to participation in the Company or enjoy other rights as a shareholder with respect to the Subject Shares subject to such repurchase. To the maximum extent permitted by law, the Participant’s (or Permitted Transferee’s) rights following the Repurchase Notice, with respect to the repurchase of Subject Shares covered thereby, shall be solely the rights that he or she has as a general creditor of the Company to receive the amount set forth in this Section 6(e).

(vii) The provisions of this Section 6(e) shall automatically terminate and be of no further force or effect with respect to any Subject Shares that are no longer subject to the Lock-up (as defined in the Company’s Third Amended and Restated Registration Rights Agreement dated April 4, 2014).

Section 7. Participant’s Service.

Nothing in this Agreement shall confer upon the Participant any right to continue in the employment or service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries, as the case may be, in its sole discretion, to terminate the Participant’s employment or service or to increase or decrease the Participant’s compensation at any time.

Section 8. Delivery of Shares.

(a) Form. The Company shall, in its discretion, issue the Restricted Shares either: (1) in certificate form as provided in clause (b) below; or (2) in book entry form, registered in the name of the Participant with notations regarding the applicable restrictions on transfer imposed under this Agreement.

(b) Certificates to be Held by the Company; Legend. Any certificates representing the Restricted Shares that may be delivered to the Participant by the Company prior to vesting of the Restricted Shares pursuant to Section 5 shall be redelivered to the Company to be held by the Company or its designee until the shares represented thereby vest pursuant to Section 5. Any such certificates will bear a legend making appropriate reference to the restrictions imposed hereunder.

(c) Delivery of Certificates Upon Vesting. Promptly after the date any Restricted Shares become Vested Shares pursuant to Section 5, the Company shall, at its election, either remove the notations regarding restrictions on transfer on any such Vested Shares issued in book entry form or deliver to the Participant a certificate or certificates evidencing the number of such Vested Shares (or, in either case, such lesser number of shares as may be permitted pursuant to the tax withholding provisions referred to in Section 16). The Participant shall deliver to the Company any representations or other documents or assurances as the Company may deem necessary or reasonably desirable to ensure compliance with all applicable legal and regulatory requirements. The shares so delivered shall no longer be restricted pursuant to Section 6(a) but shall continue to be subject to the restrictions referred to in Sections 6(b), 6(d) and 6(e).

(d) Power of Attorney. The Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint by execution of this Agreement, the Company and each of its authorized representatives as the Participant’s attorney(s)-in-fact to (1) effect any transfer to the Company (or other purchaser, as the case may be) of the Restricted Shares acquired pursuant to this Agreement that are repurchased by or forfeited to the Company (or other permitted purchaser), and (2) execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.

(e) Share Legend Generally. The certificate(s) representing the Restricted Shares as well as any Restricted Shares that may become Vested Shares shall bear the legend set forth in Section 7.2 of the Plan and/or any other appropriate or required legends under applicable laws. Such legends shall remain on the certificate(s) representing the Restricted Shares until the later of (1) an IPO (or such later date that counsel to the Company may reasonably determine is advisable to help ensure the Company’s compliance with all applicable legal and regulatory requirements) or (2) as to any legend referencing the forfeiture provisions of Section 6(a), until the date that such shares become Vested Shares pursuant to Section 5.

Section 9. Securities Law Representations.

The Participant hereby represents and warrants to the Company as set forth on Attachment A hereto.

Section 10. Notices.

All notices, claims, certifications, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to:

Athene Holding Ltd.

Chesney House

96 Pitts Bay Road

P.O. Box HM 1386

Hamilton HM FX

Bermuda

Attention: Tab Shanafelt, Esq.

Executive Vice President & Chief Legal Officer

Telephone: (441) 279 8414

Email: TShanafelt@Athene.bm

with copy to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Perry Shwachman

Telephone: (312) 853-7061

Facsimile: (312) 853-7036

Email: pshwachman@sidley.com

If to the Participant, to him or her at the address set forth on the signature page hereto; or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or other communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent,

(c) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 11. Waiver of Breach.

The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 12. Participant’s Undertaking; Participant’s Release.

(a) The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement and the Plan; provided, however, that such additional actions and documents are consistent with the terms of this Agreement.

(b) The Participant acknowledges and agrees that the Participant is not relying (for purposes of accepting this Award, making any tax election related to this Award or otherwise) upon any information, advice, counsel or representations (whether written or oral) of the Company with respect to the valuation of the Restricted Shares. The Participant has consulted with his or her own legal, regulatory, tax, business, investment, financial, and accounting advisers to the extent he or she has deemed necessary, and has made his or her own decisions with respect to accepting this Award and making any tax election related to the Restricted Shares based upon his or her own judgment and upon any advice from such advisers he or she has deemed necessary and not upon any view expressed by the Company. The Participant is accepting this Award with a full understanding of all the terms, conditions and risks hereof and thereof (economic and otherwise), and is capable of and willing to assume (financially and otherwise) those risks. The Participant agrees that neither the Company nor any of its Affiliates shall have any liability to the Participant for any loss or liability that the Participant may suffer to the extent that it arises out of, or in connection with tax-related matters, including but not limited to any matter related to any decision by the Participant to make or not make a Section 83(b) election, any Section 83(b) filing made with the IRS or any income recognized by the Participant related to or arising out of the Restricted Shares.

(c) The Participant hereby agrees to comply with such minimum equity ownership requirements, equity holding period requirements and other policies applicable to the Company’s directors as the Committee or the Board may in its reasonable judgment adopt from time to time.

Section 13. Modification of Rights.

The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Restricted Shares granted hereunder). Notwithstanding the foregoing, the Participant’s rights under this Agreement and the Plan may not be materially impaired without the Participant’s prior written consent.

Section 14. Governing Law.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

Section 15. Arbitration.

Except for suits seeking injunctive relief or specific performance or as otherwise prohibited by law, the parties hereby agree that any dispute, controversy or claim arising out of, connected with and/or otherwise relating to this Agreement and the arbitrability of any controversy or claim relating hereto, will be finally settled by binding arbitration. The parties hereby knowingly and voluntarily waive any rights that they may have to a jury trial for any such disputes, controversies or claims. The parties agree to resolve any dispute arising out of this Agreement before the American Arbitration Association (the “AAA”) in accordance with the AAA’s then existing National Rules for the Resolution of Employment Disputes. The arbitration shall be administered by the AAA and the hearing shall be conducted in the State of Delaware before a neutral arbitrator, who must have been admitted to the practice of law for at least the last ten years (the “Arbitrator”). Each party further agrees to pay its or his own arbitration costs, attorneys fees, and expenses, unless otherwise required by the AAA’s then-existing arbitration rules. The Arbitrator shall issue an opinion within thirty (30) days of the final arbitration hearing and shall be authorized to award reasonable attorneys fees to the prevailing party, which decision of the Arbitrator will be final, conclusive, unappealable and binding on the parties. The arbitration proceeding shall be confidential except that any arbitration award may be filed in a court of competent jurisdiction by either party for the purpose of enforcing the award.

Section 16. Withholding and Other Tax Issues.

The Company’s obligation to deliver the Restricted Shares or any certificates evidencing the Restricted Shares, or otherwise remove the restrictive notations or legends on such shares or certificates that refer to the transfer restrictions set forth in Section 6(a), is subject to the condition precedent that the Participant either pay (in cash or Shares) or provide for the amount of any applicable withholding obligations in such manner as may be authorized by the Committee under Article XV of the Plan. The Participant covenants and agrees to hold harmless and indemnify the Company, to the fullest extent permitted by applicable law, for any and all withholding taxes, penalties, fines and amounts paid in settlement of obligations related to any federal, state, local or other income, employment or other taxes with respect to the grant, vesting or making an election under Section 83(b) of the Code or other event with respect to the Restricted Shares.

Section 17. Adjustment.

In the event of any event described in Article X of the Plan occurring after the date hereof, the adjustment provisions as provided for under Article X of the Plan shall apply to the Restricted Shares granted hereunder. If any adjustment is made to such Restricted Shares pursuant to Article X of the Plan, the restrictions applicable to such Restricted Shares will continue in effect with respect to any consideration or other securities (the “Restricted Property” and, for the purposes of this Agreement, “Restricted Shares” shall include “Restricted Property,” unless the context otherwise requires) received in respect of such Restricted Shares. Such Restricted Property shall vest at such times and in such proportion as the Restricted Shares to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such Restricted Shares had remained outstanding.

Section 18. Counterparts.

This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 19. Entire Agreement.

This Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 20. Severability.

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 21. Waiver of Jury Trial.

Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

ATTACHMENT A

Securities Law Representations

The Participant, by executing this Agreement, hereby makes the following representations to the Company and acknowledges that the Company’s reliance on federal, state and foreign securities law exemptions from registration and qualification is predicated, in substantial part, upon the accuracy of these representations:

(a) The Participant acknowledges that the Restricted Shares are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), based, in part, on either (i) reliance upon an exemption from registration under Securities and Exchange Commission Rule 701 promulgated under the Securities Act or (ii) the fact that the Participant is an “accredited investor”·(as defined under the Securities Act and the rules and regulations promulgated thereunder), and, in each of (i) and (ii) above, a comparable exemption from qualification under applicable state securities laws, as each may be amended from time to time.

(b) The Participant is an “accredited investor” within the meaning of Rule 501 (a)(1), (2) or (3) of the Securities Act.

(c) The Participant is acquiring the Restricted Shares solely for the Participant’s own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution, all or any portion of the Restricted Shares within the meaning of the Securities Act and/or any applicable state securities laws.

(d) The Participant acknowledges that he has not acquired the Restricted Shares as a result of any general solicitation or general advertising in the United States, including any meeting whose attendees have been invited by general solicitation or general advertising.

(e) The Participant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Restricted Shares and the restrictions imposed on any Restricted Shares. The Participant has been furnished with, and/or has access to, such information as he considers necessary or appropriate for deciding whether to purchase the Restricted Shares. However, in evaluating the merits and risks of an investment in the Restricted Shares, the Participant has and will rely only upon the advice of his own legal counsel, tax advisors, and/or investment advisors.

(f) The Participant is aware that the Restricted Shares may be of no practical value, that any value they may have depend on vesting as well as the performance of the Company and the market generally, and that any investment in common shares of a closely held corporation such as the Company is non-marketable, non-transferable and could require capital to be invested for an indefinite period of time, possibly without return, and at substantial risk of loss.

(g) The Participant understands that the Restricted Shares are being offered in a transaction not involving any public offering within the United States within the meaning of the Securities Act and that the Restricted Shares have not been and may not be registered under the Securities Act, and that the Restricted Shares are “restricted securities” as defined by Rule 144(a)(3) under the

Securities Act, and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances, including in accordance with the conditions of Rule 144 promulgated under the Securities Act or in an offshore transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act, each as presently in effect. The Participant acknowledges reviewing a copy of Rule 144 promulgated under the Securities Act and Regulation S under the Securities Act, as presently in effect, and represents that he is familiar with such rule, and understands the resale limitations imposed thereby and by the Securities Act and the applicable state securities law.

(h) The Participant agrees that he will comply with all applicable laws and regulations in effect in any jurisdiction in which he sells any of the securities or otherwise transfers any interest therein.

(i) The Participant has read and understands the restrictions and limitations set forth in the Shareholders Agreement, the Registration Rights Agreement, the Memorandum of Association of the Company, the Bye-Laws of the Company, the Plan and this Agreement.

(j) The Participant understands and acknowledges that, if and when the Restricted Shares vest, (a) any certificate evidencing the Vested Shares (or evidencing any other securities issued with respect thereto pursuant to any share split, share dividend, merger or other form of reorganization or recapitalization) when issued shall bear any legends which may be required by applicable federal and state securities laws, and (b) except as otherwise provided under the Registration Rights Agreement, the Company has no obligation to register the Restricted Shares or file any registration statement under federal or state securities laws.